UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2002

STEWART ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

LOUISIANA (State or other jurisdiction of incorporation)	0-19508 (Commission File Number)	72-0693290 (I.R.S. Employer Identification No.)

110 Veterans Memorial Boulevard
Metairie, Louisiana 70005
(Address of principal executive offices) (Zip Code)

(504) 837-5880
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events
Item 9. Regulation FD Disclosures
SIGNATURE

Item 5. Other Events

     On June 11, 2002 the Company issued the following press release.

CONTACT:	Kenneth C. Budde Stewart Enterprises, Inc. 110 Veterans Memorial Boulevard Metairie, Louisiana 70005 504/837-5880	FOR IMMEDIATE RELEASE

STEWART ENTERPRISES REPORTS SECOND QUARTER 2002 RESULTS AND
CONTINUED PROGRESS ON INITIATIVES

METAIRIE, LA, June 11, 2002 . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEI) announced today its results for the second quarter of fiscal year 2002 and continued progress on its asset disposition and debt reduction initiatives, including a letter of intent for the sale of its operations in France.

The Company achieved earnings of $0.12 per share for the second quarter and $0.24 per share for the six months ended April 30, 2002, which is at the top end of the range provided in the forecasts included in Company press releases.

William E. Rowe, President and Chief Executive Officer, stated, “Our domestic operations have produced strong results during our first two quarters, and we are encouraged by their performance. As our first two quarters are typically our strongest, we continue to be comfortable with the earnings per share forecasts of $0.38 to $0.42 that we provided for fiscal year 2002 at the outset of this year. In our rebuilding process we have remained very focused on delivering as promised.”

Once the Company adopted a plan to sell its foreign operations and certain small domestic operations during the third quarter of 2001, it began segregating the operating results of these businesses from the operations it plans to retain. The discussion and the supplemental schedules included in this press

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release segregate the financial results in order to present the Company’s ongoing operating results and to provide more comparable information for investors. The Company’s “operations to be retained” consist of those businesses it has owned and operated for all of this fiscal year and last and which it plans to retain (“existing operations”) plus those businesses it has opened during this fiscal year or last and plans to retain (“opened operations”). “Closed and held for sale operations” consist of those that have been sold or closed during this fiscal year or last and the businesses that are being offered for sale.

The Company experienced an increase in funeral revenues from its operations to be retained of $2.1 million for the quarter. This increase in funeral revenue is driven by a 3.1 percent increase in the average revenue per funeral call and a 3.6 percent increase in the number of funeral calls performed by these businesses for the quarter.

Brian J. Marlowe, Chief Operating Officer, commented, “We are very pleased with the performance of our funeral businesses. This is the fifth consecutive quarter that we have reported same store funeral volumes that compare favorably to the Centers for Disease Control and Prevention data and continued improvement in our average revenue per event. We believe the primary driver of this performance has been our move toward personalization. Through the training we have provided to our arrangers, we have been able to improve our average revenue per call by enhancing consumer choices and personalization.”

The Company experienced a decrease in cemetery revenues from its operations to be retained of $2.5 million for the quarter. This decrease in cemetery revenue is due to a reduction in preneed property sales as well as a decline in the average yield earned on perpetual care trust funds managed by the Company to offset the cost of maintaining cemetery property. As stated in the annual guidance provided by the Company at the beginning of the year, the yield from its perpetual care trust funds in fiscal year 2002 is expected to be lower than that achieved in fiscal year 2001.

Mr. Marlowe stated, “We are implementing several initiatives to improve cemetery sales on a preneed basis. In addition to our new standardized sales materials, we have rolled out a new sales approach.

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We are moving from an environment of prepackaged programs to an emphasis on relationship selling. These initiatives are analogous to the personalization themes that have been so well received and are helping to improve our funeral call averages. We expect to see a positive impact on our preneed sales as the sales force moves to fully implement these programs.”

Funeral margins from operations to be retained improved due to the increase in funeral revenue, coupled with the close management of funeral costs, as well as the elimination of goodwill amortization resulting from the adoption of Statement of Financial Accounting Standards No. 142 (“SFAS No. 142”) “Goodwill and Other Intangible Assets.” In fiscal year 2001, funeral home goodwill amortization from operations to be retained amounted to $2.2 million and $4.7 million, respectively, for the quarter and year-to-date periods.

The decrease in cemetery margins from operations to be retained was principally due to the decrease in cemetery revenue, coupled with the high fixed-cost nature of the cemetery business, partially offset by the elimination of goodwill amortization resulting from the adoption of SFAS No. 142. In fiscal year 2001, cemetery goodwill amortization from operations to be retained amounted to $1.1 million and $2.4 million, respectively, for the quarter and year-to-date periods.

The Company announced that cash flow from operations for the six months ending April 30, 2002 was $32 million, and free cash flow (defined as cash flow from operations adjusted for maintenance capital expenditures) was $26 million.

Kenneth C. Budde, Chief Financial Officer, stated, “Our cash flow is right on target with our annual goal of $60 million to $70 million in operating cash flow and $50 million to $55 million in free cash flow.”

Second Quarter Results for Total Operations

•	Net earnings were $12.9 million or $0.12 per share, compared to $16.6 million or $0.15 per share in the second quarter of 2001.

•	Pro forma net earnings for the quarter ended April 30, 2001 adjusted for the elimination of goodwill amortization as required by SFAS No. 142 would have been $21.0 million or $0.19 per share.

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•	Total funeral revenues decreased $17.1 million to $90.9 million due to the disposition of the Company’s foreign operations and other assets.

•	Total cemetery revenues decreased $2.9 million to $60.1 million due to a reduction in preneed property sales and a decline in the average yield earned on the Company’s perpetual care trust funds.

•	EBITDA (defined as earnings before interest expense, taxes, depreciation and amortization) was $51.2 million compared to $57.9 million for the second quarter last year. The reduction is due to decreases in cemetery revenue, income from foreign operations that the Company has sold, investment income and other income.

•	Depreciation and amortization was $14.5 million for the second quarter of 2002 compared to $17.7 million in 2001, which included $4.8 million in goodwill amortization ($3.3 million domestic) for the second quarter of 2001.

•	Investment income was $0.1 million compared to $1.6 million for the second quarter of 2001. The decrease is principally due to the sale of the Company’s Mexican operations where investment income in the prior year resulted from an average cash balance of $25.8 million earning an average rate of 13 percent.

•	Other income, net, was $0.5 million compared to $2.3 million for the second quarter of 2001. The decrease is principally due to non-recurring gains on the sale of excess cemetery property and other domestic assets in the prior year.

•	Interest expense increased $1.8 million to $15.9 million, due principally to an approximate 289 basis point increase in the Company’s average interest rate, offset by a $189.5 million decrease in the average debt outstanding during the quarter ended April 30, 2002.

Year-To-Date Results for Total Operations

Results for the six months ended April 30, 2001 exclude the $250.0 million after-tax ($2.33 per share) cumulative effect of the change in accounting principles recorded in the first quarter of fiscal year 2001 as a result of implementing the Securities and Exchange Commission’s Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB No. 101”). Including the cumulative effect of the change in accounting principles, the net loss for the first six months of 2001 was $216.6 million or $2.02 per share.

•	Net earnings were $25.6 million or $0.24 per share, compared to $33.4 million or $0.31 per share in the first six months of 2001.

•	Pro forma net earnings for the six months ended April 30, 2001 adjusted for the elimination of goodwill amortization as required by SFAS No. 142 would have been $42.1 million or $0.39 per share.

•	Total funeral revenues decreased $29.4 million to $185.9 million due to the disposition of the Company’s foreign operations and other assets.

•	Total cemetery revenues decreased $13.7 million to $118.6 million due to a reduction in preneed property sales and merchandise deliveries and a decline in the average yield earned on the Company’s perpetual care trust funds.

•	EBITDA was $102.0 million compared to $121.2 million for the first six months of 2001. The reduction is due to decreases in cemetery revenue, income from foreign operations that the Company has sold, investment income and other income.

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•	Depreciation and amortization was $28.0 million compared to $39.1 million in 2001, which included $9.6 million in goodwill amortization ($7.3 million domestic) for the first six months of 2001.

•	Investment income was $0.2 million compared to $3.6 million for the first six months of 2001. The decrease is principally due to the sale of the Company’s Mexican operations where investment income in the prior year resulted from an average cash balance of $24.7 million earning an average rate of 14 percent.

•	Other income, net, was $0.6 million compared to $3.2 million for the first six months of 2001. The decrease is principally due to non-recurring gains on the sale of excess cemetery property and other domestic assets in the prior year.

•	Interest expense increased $3.4 million to $32.8 million, due principally to an approximate 287 basis point increase in the Company’s average interest rate, offset by a $201.6 million decrease in the average debt outstanding during the six months ended April 30, 2002.

Second Quarter Results For Operations To Be Retained

•	Funeral revenues increased $2.1 million to $79.8 million, principally due to a 3.1 percent increase in the average revenue per call combined with a 3.6 percent increase in the number of services performed.

•	The cremation rate for these businesses was 38.6 percent for the second quarter of 2002.

•	Cemetery revenues decreased $2.5 million to $58.7 million, principally due to a reduction in preneed property sales and a decline in the average yield earned on the Company’s perpetual care trust funds.

•	Funeral margins were 29.3 percent compared to 27.0 percent for the same period in 2001.

•	Cemetery margins were 25.4 percent compared to 27.5 percent for the same period in 2001.

•	Gross margins were 27.7 percent compared to 27.2 percent for the same period in 2001.

•	Had the Company implemented SFAS No. 142 in 2001, the funeral margins, cemetery margins and gross margins of its operations to be retained would have been 29.8 percent, 29.3 percent and 29.5 percent, respectively, for the second quarter of 2001.

•	Domestic EBITDA, which is representative of operations to be retained, was $48.9 million, representing 35.0 percent of domestic revenue compared to $54.6 million, or 38.8 percent, in the second quarter of fiscal year 2001. The reduction is primarily due to decreases in cemetery revenue, other income and investment income.

Year-To-Date Results For Operations To Be Retained

•	Funeral revenues increased $4.6 million to $157.8 million, principally due to a 3.3 percent increase in the average revenue per call combined with a 0.6 percent increase in the number of services performed.

•	The cremation rate for these businesses was 38.2 percent for the six months ended April 30, 2002.

•	Cemetery revenues decreased $12.3 million to $115.7 million, principally due to a reduction in preneed property sales and merchandise deliveries and a decline in the average yield earned on the Company’s perpetual care trust funds.

•	Funeral margins were 29.9 percent compared to 25.9 percent for the same period in 2001.

•	Cemetery margins were 25.8 percent compared to 28.3 percent for the same period in 2001.

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•	Gross margins were 28.2 percent compared to 27.0 percent for the same period in 2001.

•	Had the Company implemented SFAS No. 142 in 2001, the funeral margins, cemetery margins and gross margins of its operations to be retained would have been 28.9 percent, 30.2 percent and 29.5 percent, respectively, for the first six months of 2001.

•	Domestic EBITDA, which is representative of operations to be retained, was $96.6 million, representing 35.0 percent of domestic revenue compared to $105.4 million, or 37.0 percent, in the first six months of fiscal year 2001. The reduction is primarily due to decreases in cemetery revenue, other income and investment income.

Second Quarter Results For Existing Operations

•	The Company experienced a 3.5 percent increase in the average revenue per funeral call for the quarter, combined with a 2.0 percent increase in the number of funeral calls performed by businesses it has owned and operated for all of this fiscal year and last and which it plans to retain.

•	Data obtained from the Centers for Disease Control and Prevention (CDC) indicate a decrease in deaths across the country of 0.4 percent during the Company’s fiscal quarter ended April 30, 2002 compared to the same period in the prior year.

Year-To-Date Results For Existing Operations

•	The Company experienced a 3.6 percent increase in the average revenue per funeral call for the six months, partially offset by a 0.8 percent decrease in the number of funeral calls performed by businesses it has owned and operated for all of this fiscal year and last and which it plans to retain.

•	Data obtained from the CDC indicate a decrease in deaths across the country of 2.8 percent during the first six months of the Company’s fiscal year compared to the same period in the prior year.

Cash Flow Results And Debt Reduction

•	The Company announced that cash flow from operations for the six months ended April 30, 2002 was $32 million and free cash flow was $26 million.

•	On April 30, 2002 and June 5, 2002, the Company reported outstanding debt of $661 million and $658 million, respectively, excluding the Company’s $2 million ROARS option premium.

Progress on Initiatives

The Company has previously announced the completion of the sale of its foreign operations in Mexico, Australia, New Zealand, the Netherlands, Belgium and Spain, and the pending sale of its operations in Portugal subject to regulatory approval. The Company has also announced that it executed an agreement for the sale of its operations in Canada, subject to regulatory approval, which it expects to receive by the end of its third fiscal quarter.

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Mr. Rowe added, “We have signed a letter of intent for the sale of our operations in France and have now sold or agreed to sell our operations in nine out of the ten foreign countries in which we had operations. We are pleased to have reached these agreements at prices consistent with our initial assessment. The combined proceeds from the sales of all of these operations, including tax benefits, represent about $215 million. We have received about $120 million in cash, and we expect to receive an additional $95 million, including tax benefits and amounts in escrow, during 2002 and 2003 on the agreements that we have already signed. We now expect that our total proceeds, including tax benefits, will be near the top end of our $200 million to $250 million range after we complete the sale of all foreign operations.”

Since the beginning of fiscal year 2001, the Company has reduced its debt balance by 30 percent, from $946 million to $658 million. The Company’s goal is to achieve a debt balance of about $500 million, or approximately 2.5 times domestic EBITDA. With the $95 million in proceeds that the Company expects to receive for agreements already signed, combined with free cash flow, the Company expects to reach this goal during fiscal year 2003.

Mr. Rowe concluded, “With our $500 million debt objective in reach, we are turning our attention toward possible acquisition transactions and other growth opportunities. We are interested only in attractively priced transactions that will be additive to cash flow and earnings and that we believe will fit within our business plan. We are continuing our discussions with appropriate parties as we prepare to use our internally generated free cash flow to grow our business through third-party affiliations. We are also continuing our assessment of our own cemeteries for possible construction of additional funeral homes, and we continue to assess opportunities for the development of free-standing businesses in our existing markets. Next year should be an exciting year for us as we begin to grow this Company once again.”

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 312 funeral homes and 150 cemeteries domestically.

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Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss second quarter results today at 10 a.m. Central Standard Time. The teleconference dial-in number is (800) 218-8862. From outside the continental United States, call (303) 262-2130. Interested parties may also listen to the live conference call via the Internet through Stewart Enterprises’ website at http://www.stewartenterprises.com.

To participate, please call the number or go to the website at least 15 minutes prior to the call. A replay of the call will be available on the Company’s website until July 10, 2002. Additional investor information is available at http://www.stewartenterprises.com.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended April 30,

	2002	2001

Revenues:
Funeral	$90,848	$107,958
Cemetery	60,141	62,981

Total revenues	150,989	170,939

Costs and expenses:
Funeral	65,573	82,366
Cemetery	45,277	47,358

Total costs and expenses	110,850	129,724

Gross profit	40,139	41,215
Corporate general and administrative expenses	4,115	4,905

Operating earnings	36,024	36,310
Interest expense	(15,859)	(14,071)
Investment income	98	1,567
Other income, net	510	2,349

Earnings before income taxes	20,773	26,155
Income taxes	7,894	9,547

Net earnings	$12,879	$16,608

Net earnings per common share:
Basic	$.12	$.15

Diluted	$.12	$.15

Weighted average common shares outstanding (in thousands):
Basic	107,822	107,306

Diluted	108,337	107,320

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Six Months Ended April 30,

	2002	2001

Revenues:
Funeral	$185,931	$215,307
Cemetery	118,627	132,322

Total revenues	304,558	347,629

Costs and expenses:
Funeral	134,198	164,972
Cemetery	89,245	98,357

Total costs and expenses	223,443	263,329

Gross profit	81,115	84,300
Corporate general and administrative expenses	7,885	9,066

Operating earnings	73,230	75,234
Interest expense	(32,829)	(29,421)
Investment income	222	3,638
Other income, net	590	3,184

Earnings before income taxes and cumulative effect of change in accounting principles	41,213	52,635
Income taxes	15,661	19,212

Earnings before cumulative effect of change in accounting principles	25,552	33,423
Cumulative effect of change in accounting principles, net of a $166,669 income tax benefit	—	(250,004)

Net earnings (loss)	$25,552	$(216,581)

Basic earnings per common share:
Earnings before cumulative effect of change in accounting principles	$.24	$.31
Cumulative effect of change in accounting principles	—	(2.33)

Net earnings (loss)	$.24	$(2.02)

Diluted earnings per common share:
Earnings before cumulative effect of change in accounting principles	$.24	$.31
Cumulative effect of change in accounting principles	—	(2.33)

Net earnings (loss)	$.24	$(2.02)

Weighted average common shares outstanding (in thousands):
Basic	107,729	107,131

Diluted	108,289	107,136

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended April 30,

	2002	2001

Revenues:
Funeral
Operations to be retained	$79,762	$77,697
Closed and held for sale operations	11,086	30,261

Total funeral	90,848	107,958

Cemetery
Operations to be retained	58,704	61,222
Closed and held for sale operations	1,437	1,759

Total cemetery	60,141	62,981

Total revenues	150,989	170,939

Costs and expenses:
Funeral
Operations to be retained	56,377	56,743
Closed and held for sale operations	9,196	25,623

Total funeral	65,573	82,366

Cemetery
Operations to be retained	43,781	44,406
Closed and held for sale operations	1,496	2,952

Total cemetery	45,277	47,358

Total costs and expenses	110,850	129,724

Gross Profit:
Funeral
Operations to be retained	23,385	20,954
Closed and held for sale operations	1,890	4,638

Total funeral	25,275	25,592

Cemetery
Operations to be retained	14,923	16,816
Closed and held for sale operations	(59)	(1,193)

Total cemetery	14,864	15,623

Total gross profit	$40,139	$41,215

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)
(Dollars in thousands, except per share amounts)

	Six Months Ended April 30,

	2002	2001

Revenues:
Funeral
Operations to be retained	$157,829	$153,248
Closed and held for sale operations	28,102	62,059

Total funeral	185,931	215,307

Cemetery
Operations to be retained	115,725	128,002
Closed and held for sale operations	2,902	4,320

Total cemetery	118,627	132,322

Total revenues	304,558	347,629

Costs and expenses:
Funeral
Operations to be retained	110,710	113,629
Closed and held for sale operations	23,488	51,343

Total funeral	134,198	164,972

Cemetery
Operations to be retained	85,836	91,760
Closed and held for sale operations	3,409	6,597

Total cemetery	89,245	98,357

Total costs and expenses	223,443	263,329

Gross Profit:
Funeral
Operations to be retained	47,119	39,619
Closed and held for sale operations	4,614	10,716

Total funeral	51,733	50,335

Cemetery
Operations to be retained	29,889	36,242
Closed and held for sale operations	(507)	(2,277)

Total cemetery	29,382	33,965

Total gross profit	$81,115	$84,300

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Item 9. Regulation FD Disclosures

COMPANY FORECASTS FOR FISCAL YEAR 2002

The forecasts included herein were prepared by the Company’s management for the purpose of providing all investors with forward-looking financial information frequently sought by the investment community. The forecasts have not been audited or otherwise approved by the Company’s independent accountants or by any regulatory authority.

Accuracy of the forecasts is dependent on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. The Company cautions readers that it assumes no obligation to update or publicly release any revisions to the forecasts made herein and, except to the extent required by applicable law, does not intend to update or otherwise revise the forecasts more frequently than quarterly.

The forecasts are based on a variety of estimates and assumptions made by management of the Company with respect to, among other things, industry performance; general economic, market, industry and interest rate conditions; preneed and at-need sales activities and trends; fluctuations in cost of goods sold and other expenses; capital expenditures; and other matters that cannot be accurately predicted, may not be realized and are subject to significant business, economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. Accordingly, there can be no assurance that the assumptions made in preparing the forecasts will prove accurate, and actual results may vary materially from those contained in the forecasts. More specific information about factors that could cause actual results to differ materially from these forecasts is included herein.

For these reasons, the forecasts should not be regarded as an accurate prediction of future results, but only of results that may be obtained if substantially all of management’s principal expectations are realized. The Company does not represent or warrant, and assumes no responsibility for, the completeness, accuracy or reliability of the forecasts.

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Cautionary Statements

     The Company cautions readers that the following important factors, among others, in some cases have affected, and in the future, could affect, the Company’s actual consolidated results and could cause the Company’s actual consolidated results in the future to differ materially from the goals and expectations expressed in the forward-looking statements included herein and in any other forward-looking statements made by or on behalf of the Company.

Risks Related to the Company’s Business

The Company’s ability to achieve its debt reduction targets and to service its debt in the future depends upon the Company’s ability to generate sufficient cash, which depends on many factors, some of which are beyond the Company’s control.

     The Company’s ability to achieve its debt reduction targets in the time frame projected by the Company depends upon the Company’s ability to generate sufficient cash from three main sources: (1) closing on the sale of its foreign assets in Portugal and Canada, executing its agreement and closing on the sale of assets in France and selling its assets in Argentina, (2) income tax benefits associated with the foreign asset sales and (3) its ongoing operations. The Company cannot control whether or when it will be able to complete transactions for the sale of its remaining foreign assets with buyers willing to accept terms anticipated by the Company’s forecasts. The timing of the receipt of the income tax benefits depends on the rate at which the Company can produce capital gains against which the asset sale losses can be offset and the timing of the Company’s filing for capital loss carrybacks to apply against previously-taxed capital gains. The Company’s ability to generate cash flow from operations depends upon, among other things, the number of deaths in the Company’s markets, competition, the level of preneed sales, the Company’s ability to control its costs, stock and bond market conditions, and general economic, financial and regulatory factors, much of which is beyond the Company’s control.

The Company may experience declines in preneed sales due to numerous factors including changes made to contract terms and sales force compensation, or a weakening economy. Declines in preneed sales would reduce the Company’s backlog and revenue and could reduce its future market share.

     In an effort to increase cash flow, the Company modified its preneed sales strategies early in fiscal year 2000 by increasing finance charges, requiring larger down payments and shortening installment payment terms. Later in fiscal year 2000, the Company changed the compensation structure for its preneed sales force. These changes, and the accompanying sales force attrition and adverse impact on sales force morale, caused preneed sales to decline. Although the Company does not anticipate making further significant changes in these areas, it may decide that further adjustments are advisable, which could cause additional declines in preneed sales. In addition, a weakening economy that causes customers to have less discretionary income could cause a decline in preneed sales. Declines in preneed cemetery property sales would reduce current revenue, and declines in other preneed sales would reduce the Company’s backlog and future revenue and could reduce future market share.

Increased preneed sales may have a negative impact on cash flow.

     Preneed sales of cemetery property and funeral and cemetery products and services are generally cash flow negative initially, primarily due to the commissions paid on the sale, the portion of the sales proceeds required to be placed into trust and the terms of the particular contract such as the size of the down payment required and the length of the contract. In fiscal year 2000, the Company changed the terms and conditions of preneed sales contracts and commissions and moderated its preneed sales effort in order to reduce the initial negative impact on cash flow. Nevertheless, the Company will continue to invest a significant portion of cash flow in preneed acquisition costs, which reduces cash flow available for other activities, and, to the extent preneed activities are increased, cash flow will be further reduced, and the Company’s ability to service debt could be adversely affected.

Price competition could reduce market share or cause the Company to reduce prices to retain or recapture market share, either of which could reduce revenues and margins.

     The Company’s funeral home and cemetery operations generally face intense competition in local markets that typically are served by numerous funeral homes and cemetery firms. The Company has historically experienced price competition primarily from independent funeral home and cemetery operators, and from monument dealers, casket retailers, low-cost funeral providers and other non-traditional providers of services or products. In the past, this price competition has resulted in losing market share in some markets. In other markets, the Company has had to reduce prices and thereby profit margins in order to retain or recapture market share. In addition, because of competition from these types of competitors in some key markets, in fiscal year 1999 the Company lowered its goals for increases in average revenue per funeral service performed in the future. Increased price competition in the future could further reduce revenues, profit margins and the backlog.

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Increased advertising or better marketing by competitors, or increased services from Internet providers, could cause the Company to lose market share and revenues or cause the Company to incur increased costs in order to retain or recapture the Company’s market share.

     In recent years, marketing through television, radio and print advertising, direct mailings and personal sales calls has increased with respect to the sales of preneed funeral services. Extensive advertising or effective marketing by competitors in local markets could cause the Company to lose market share and revenues or cause it to increase marketing costs. In addition, competitors may change the types or mix of products or services offered. These changes may attract customers, causing the Company to lose market share and revenue or to incur costs in response to competition to vary the types or mix of products or services offered by the Company. Also, increased use of the Internet by customers to research and/or purchase products and services could cause the Company to lose market share to competitors offering to sell products or services over the Internet. The Company does not currently sell products or services over the Internet.

Earnings from and principal of trust funds and escrow accounts could be reduced by changes in stock and bond prices and interest and dividend rates or by a decline in the size of the funds.

     Earnings and investment gains and losses on trust funds and escrow accounts are affected by financial market conditions that are not within the Company’s control. Earnings are also affected by the mix of fixed-income and equity securities that the Company chooses to maintain in the funds, and it may not choose the optimal mix for any particular market condition. The size of the funds depends upon the level of preneed sales, the amount of investment gains or losses and funds added through acquisitions, if any. Declines in earnings from perpetual care trust funds would cause a decline in current revenues, while declines in earnings from other trust funds and escrow accounts could cause a decline in future revenues and cash flow. In addition, any significant or sustained investment losses could result in there being insufficient funds in the trusts to cover the cost of delivering services and merchandise or maintaining cemeteries in the future. Any such deficiency would have to be covered by cash flow, which could have a material adverse effect on the Company’s financial condition.

Increases in interest rates would increase the Company’s interest costs on its variable-rate long-term debt and could have a material adverse effect on the Company’s net income and earnings per share.

     As of June 5, 2002, $241 million of the Company’s long-term debt was subject to variable interest rates, although $100 million of that amount was fixed pursuant to the terms of interest rate swaps expiring in March of 2004 and 2005. Accordingly, any significant increase in interest rates could substantially increase the Company’s interest costs on its variable-rate long-term debt, which could decrease the Company’s net income and earnings per share materially.

Covenant restrictions under the Company’s senior secured credit facilities and senior subordinated note indenture limit the Company’s flexibility in operating its business.

     The Company’s senior secured credit facilities and the indenture governing the senior subordinated notes contain, among other things, covenants that restrict the Company’s and the subsidiary guarantors’ ability to finance future operations or capital needs or to engage in other business activities. They limit, among other things, the Company’s and the subsidiary guarantors’ ability to: borrow money; pay dividends or distributions; purchase or redeem stock; make investments; engage in transactions with affiliates; engage in sale leaseback transactions; consummate specified asset sales; effect a consolidation or merger or sell, transfer, lease, or otherwise dispose of all or substantially all assets; and create liens on assets. In addition, the senior secured credit facilities contain specific limits on capital expenditures as well as a requirement that the Company maintain a liquidity reserve that increases over time as long as any of the 6.70% Notes or 6.40% ROARS are outstanding. Furthermore, the senior secured credit facilities require the Company to maintain specified financial ratios and satisfy financial condition tests and prohibit payment of the 6.70% Notes and the 6.40% ROARS unless thereafter the Company will have liquidity no less than $25 million, as defined.

     These covenants may require the Company to act in a manner contrary to its business objectives. In addition, events beyond the Company’s control, including changes in general economic and business conditions, may affect its ability to satisfy these covenants. A breach of any of these covenants could result in a default allowing the lenders to declare all amounts immediately due and payable. The Company believes that the completion of the sale of its remaining foreign operations will not violate these covenants.

The Company’s foreign operations are subject to political, economic, currency and other risks that could adversely impact its financial condition, operating results or cash flow.

     The Company’s foreign operations are subject to risks inherent in doing business in foreign countries. Risks associated with operating internationally include political, social and economic instability, increased operating costs, expropriation and complex and changing government regulations, all of which are beyond the Company’s control. To the extent the Company makes investments in foreign assets or receives revenues in currencies other than U.S. dollars, the value of assets and income could be, and have in the past been, adversely affected by fluctuations in the value of local currencies.

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Risks Related to the Death Care Industry

Declines in the number of deaths in the Company’s markets can cause a decrease in revenues. Changes in the number of deaths are not predictable from market to market or over the short term.

     Declines in the number of deaths could cause at-need sales of funeral and cemetery services, property and merchandise to decline, which could decrease revenues. Although the United States Bureau of the Census estimates that the number of deaths in the United States will increase by approximately 1 percent per year from 2000 to 2010, longer lifespans could reduce the rate of deaths. In addition, changes in the number of deaths can vary among local markets and from quarter to quarter, and variations in the number of deaths in the Company’s markets or from quarter to quarter are not predictable. These variations can cause revenues to fluctuate.

The increasing number of cremations in the United States could cause revenues to decline because the Company could lose market share to firms specializing in cremations. In addition, basic cremations produce no revenues for cemetery operations and lesser funeral revenues and, in certain cases, lesser profit margins than traditional funerals.

     The Company’s traditional cemetery and funeral service operations face competition from the increasing number of cremations in the United States. Industry studies indicate that the percentage of cremations has steadily increased and that cremations will represent approximately 40 percent of the United States burial market by the year 2010, compared to 25 percent in 1999. The trend toward cremation could cause cemeteries and traditional funeral homes to lose market share and revenues to firms specializing in cremations. In addition, basic cremations (with no funeral service, casket, urn, mausoleum niche, columbarium niche or burial) produce no revenues for cemetery operations and lower revenues than traditional funerals and, when delivered at a traditional funeral home, produce lower profit margins as well.

If the Company is not able to respond effectively to changing consumer preferences, the Company’s market share, revenues and profitability could decrease.

     Future market share, revenues and profits will depend in part on the Company’s ability to anticipate, identify and respond to changing consumer preferences. During fiscal year 2000, the Company began to implement strategies based on a proprietary, extensive study of consumer preferences it commissioned in 1999. However, the Company may not correctly anticipate or identify trends in consumer preferences, or it may identify them later than its competitors do. In addition, any strategies the Company may implement to address these trends may prove incorrect or ineffective.

Because the funeral and cemetery businesses are high fixed-cost businesses, positive or negative changes in revenue can have a disproportionately large effect on cash flow and profits.

     Companies in the funeral home and cemetery business must incur many of the costs of operating and maintaining facilities, land and equipment regardless of the level of sales in any given period. For example, the Company must pay salaries, utilities, property taxes and maintenance costs on funeral homes and maintain the grounds of cemeteries regardless of the number of funeral services or interments performed. Because the Company cannot decrease these costs significantly or rapidly when it experiences declines in sales, declines in sales can cause margins, profits and cash flow to decline at a greater rate than the decline in revenues.

Changes or increases in, or failure to comply with, regulations applicable to the Company’s business could increase costs or decrease cash flows.

     The death care industry is subject to extensive regulation and licensing requirements under federal, state and local laws and the laws of foreign jurisdictions where it operates. For example, the funeral home industry is regulated by the Federal Trade Commission, which requires funeral homes to take actions designed to protect consumers. State laws impose licensing requirements and regulate preneed sales. Embalming facilities are subject to stringent environmental and health regulations. Compliance with these regulations is burdensome on the Company, and it is always at risk of not complying with the regulations.

     In addition, from time to time, governments and agencies propose to amend or add regulations, which could increase costs or decrease cash flows. For example, foreign, federal, state, local and other regulatory agencies have considered and may enact additional legislation or regulations that could affect the death care industry. Several states and regulatory agencies have considered or are considering regulations that could require more liberal refund and cancellation policies for preneed sales of products and services, limit or eliminate the ability of the Company to use surety bonding, increase trust requirements and prohibit the common ownership of funeral homes and cemeteries in the same market. If adopted by the regulatory authorities of the jurisdictions in which the Company operates, these and other possible proposals could have a material effect on the Company, its financial condition, its results of operations and its future prospects.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

COMPANY FORECAST FOR THE THIRD QUARTER AND FISCAL YEAR 2002
(Unaudited)
(Dollars in millions, except per share amounts)

Third Quarter 2002 Forecast
Revenue	$130	-	$145
Gross profit	$30	-	$40
Operating profit	$25	-	$35
Interest expense	$14	-	$17
Diluted EPS	$0.06	-	$0.09
Depreciation and amortization	$13	-	$15
EBITDA	$38	-	$48

Fiscal Year 2002 Forecast

Income Statement Items
Revenue	$570	-	$590
Gross profit	$140	-	$155
Operating profit	$125	-	$135
Interest expense	$60	-	$65
Diluted EPS	$0.38	-	$0.42

Cash Flow Items
Depreciation and amortization	$55	-	$65
EBITDA	$185	-	$200
Cash flow from operations	$60	-	$70
Maintenance capital expenditures	$10	-	$15
Free cash flow	$50	-	$55
Expenditures for growth initiatives	$10	-	$12

Balance Sheet Items
Cash and marketable securities	$20	-	$30
Total long-term debt	$550	-	$600

Free Cash Flow
EBITDA	$185	-	$200
Preneed activity	(45)	-	(50)
Interest expense	(60)	-	(65)
Maintenance capex	(10)	-	(15)
Change in working capital	5	-	12
Taxes	(25)	-	(27)

Free cash flow	$50	-	$55

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEWART ENTERPRISES, INC.

June 11, 2002	/s/ Michael G. Hymel Michael G. Hymel Vice President Chief Accounting Officer Corporate Controller